AMERICAN
                              ELECTROMEDICS CORPORATION


     THE WALL STREET GROUP, INC.        SUMMARY:  AMERICAN ELECTROMEDICS CORP.
     32 EAST 57TH STREET                          (OTC:AECO) COMPLETES $1.4
     NEW YORK, NEW YORK 10022                     MILLION (212) 888-4848
                                                  FINANCING CONSISTING OF A
                                                  $900,000 PRIVATE PLACEMENT
                                                  AND A 5-YEAR, $500,000
                                                  TERM NOTE.

                                        COMPANY CONTACT:

                                                  MICHAEL T. PIENIAZEK
                                                  CHIEF FINANCIAL OFFICER
                                                  (603) 880-6300

     FOR IMMEDIATE RELEASE:
     ----------------------

          AMHERST, NEW HAMPSHIRE, OCTOBER 28, 1996...AMERICAN ELECTROMEDICS CORP. (OTC:AECO) announced today that it had completed a $1.4 million financing consisting of a $900,000 private placement and a five-year, $500,000 term note with the company's bank. "Combined, these proceeds enable the Company to expand its acquisition program and provide general working capital for its growth," according to Noel A. Wren, President.

          The $900,000 private placement consisted of 12 units, each $75,000 unit including 20,000 shares of common stock and $60,000 principal amount of a 14% Convertible Subordinated Debenture, due October 31, 1999. The debenture is convertible into common stock at a price of $.75 per share.

          Mr. Wren said that "the proceeds will be useful as we seek additional opportunities for rapid growth and profitability and support of our expanded marketing thrust for all our products including those under development."

          For the fiscal year ended July 27, 1996, AECO reported revenues of $3.3 million, and earnings of $.04 per share, compared to revenues of $2.4 million, and earnings of $.02 per share, in the year prior.

          American Electromedics Corp. manufactures and markets Tympanometers which detect middle ear diseases and Audiometers which are used in hearing screening. The Company's goal is to create, acquire and develop products and services which serve to eliminate anxiety of children in the medical setting. These new products and services provide solutions to current healthcare needs.

                                        # # #